EXHIBIT 21.1

SUBSIDIARIES OF FORTRESS BIOTECH, INC.

Subsidiaries of Fortress Biotech, Inc. at December 31, 2022, with jurisdiction of incorporation or formation:

●	Aevitas Therapeutics, Inc. (Delaware)
●	Avenue Therapeutics, Inc. (Delaware)
●	Cellvation, Inc. (Delaware)
●	Checkpoint Therapeutics, Inc. (Delaware)
●	Cyprium Therapeutics, Inc. (Delaware)
●	Helocyte, Inc. (Delaware)
●	Journey Medical Corporation (Delaware)
●	Mustang Bio, Inc. (Delaware)
●	Oncogenuity, Inc. (Delaware)
●	Urica Therapeutics, Inc. (Delaware)